Exhibit 99.1

MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA	For Immediate Release

Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	MEMC FILES FORM 8-K, PROVIDES PRELIMINARY FINANCIAL RESULTS, UPDATES GUIDANCE

St. Peters, MO, November 16, 2005 – MEMC Electronic Materials, Inc. (NYSE: WFR) today is filing a Form 8-K with the SEC to furnish preliminary financial results for the first three quarters of 2005. The financial information provided on the Form 8-K has not yet been reviewed by the Company’s independent registered public accountants and is subject to that review before filing on Form 10-Q.

This information is being furnished because the company is experiencing a delay in filing its quarterly report on Form 10-Q for the third quarter of 2005, as announced on November 10, 2005, and the restated Form 10-Qs for the first two quarters of 2005.

The furnished preliminary financial information for the first three quarters of 2005 reflects the company’s most current understanding of the financial results for the respective periods based on the changes in revenue recognition related to polysilicon sales, tax adjustments, and other miscellaneous adjustments that need to be made as part of the restatement process. This information is subject to change.

As reflected and explained in the Form 8-K, the company will be deferring more revenue, and associated profits, into the fourth quarter of 2005 than previously disclosed. The deferred revenue balance at the end of the third quarter is $13.3 million compared to the $7.3 million stated in the earnings press release dated October 26, 2005. Almost all of the deferred revenue, and associated profit, is expected to be recognized in Q4 2005, which will increase the revenue and profits for that period by an equal amount.

As a result, the company now expects net sales in the 2005 fourth quarter to be between $317-$320 million, with gross margin of approximately 40%, in the same favorable pricing environment referred to in the earnings release from October 26. This revised guidance includes the favorable impact of the deferred revenue and profits discussed above. Including the additional expenses for the activities the company now expects in connection with the delayed filing of the Form 10-Q, operating expenses are now anticipated to be closer to $30 million.

Due to the additional net favorable tax adjustments of approximately $7.3 million made in the first three quarters of 2005 as reflected in the Form 8-K, the company now expects its tax rate to be approximately 18% for the fourth quarter of 2005. On a non-GAAP basis, our cash tax rate is anticipated to be in the mid-teens as a percentage of sales for the foreseeable future.

About MEMC

MEMC is the world’s largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT: Bill Michalek Director, Investor Relations MEMC Electronic Materials, Inc. 636-474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that the deferred revenue balance at the end of the third quarter will be $13.3 million; that almost all of the deferred revenue (and associated profit) is expected to be recognized in Q4 2005 which will increase the revenue and profits for that period by an equal amount; that net sales in the 2005 fourth quarter will be between $317-$320 million with gross margin of approximately 40% in a healthier pricing environment; that operating expenses are anticipated to be closer to $30 million; that due to net favorable tax adjustments of approximately $7.3 million in the first three quarters of 2005, the company now expects its tax rate to be approximately 18% for Q4 2005; and that on a non-GAAP basis, our cash tax rate is anticipated to be in the mid-teens as a percentage of sales for the foreseeable future. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; the impact of competitive products and technologies; changes in currency exchange rates and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2004 Form 10-K. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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